                            SCHEDULE 14C INFORMATION
             Information Statement Pursuant to Section 14(c) of the
                  Securities Exchange Act of 1934, as amended.

Check the appropriate box:

[ ] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14C-5(d)(2))
[X] Definitive Information Statement

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                              MEDICONSULT.COM, INC.
                (Name of Registrant as specified in its Charter)
--------------------------------------------------------------------------------
Payment of Filing Fee (Check the appropriate box):
   [X] No fee required.
   [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
   1) Title of each class of securities to which transaction applies:
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   2) Aggregate number of securities to which transaction applies:
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   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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   4) Proposed maximum aggregate value of transaction:
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   5) Total fee paid:
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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:
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   2) Form, Schedule or Registration Statement No.:
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   3) Filing Party:
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   4) Date Filed:

                              INFORMATION STATEMENT

     This information statement is being mailed to the stockholders of record as of December 31, 1998 of Mediconsult.com, Inc. (the "Company"), by the Board of Directors of the Company, in connection with the prior approval by the Board of Directors of the Company, on September 30, 1998, of the corporate action referred to below and its subsequent adoption, on October 2, 1998, by the majority stockholders of the Company, The Mediconsult Trust (the "Trust") and Robert A. Jennings, the Chief Executive Officer of the Company and a beneficiary of the Trust (collectively, the "Majority Stockholders"). Accordingly, all necessary corporate approvals in connection with the matter discussed herein have been obtained, and this Information Statement is furnished solely for the purpose of informing stockholders and including information under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of the matter discussed herein. The total number of shares of issued and outstanding Common Stock of the Company is 18,097,400. This Information Statement is being mailed on or about January 13, 1999.

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

     The Company, as authorized by the necessary approvals of the Board of

Directors and the Majority Stockholders, has approved the adoption of an amendment (the "Amendment") to the Company's Certificate of Incorporation (the "Certificate") to change existing references throughout the Certificate to "$10.00 Non-Cumulative Preferred Stock" to references to "Preferred Stock" and to provide for a cumulative dividend on the Company's Preferred Stock and to permit the conversion of the Company's Preferred Stock into Common Stock of the Company. Specifically, existing paragraph 1 of the Certificate establishing the Preferred Stock, which provides for a non-cumulative dividend, will be deleted and a new paragraph 1 will be added, providing for an 8% cumulative dividend payable in cash or stock as the holder shall determine, and existing paragraph 3 of the Certificate establishing the Preferred Stock, which provides that the Preferred Stock is not convertible, will be deleted and a new paragraph 3 will be added, providing for the conversion privilege discussed herein. The Amendment is scheduled to take place in January 1999.

PURPOSE OF THE AMENDMENT

     The Amendment changes the term of the $10.00 Non-Cumulative Preferred Stock of the Company ("Preferred Stock") heretofore and hereafter outstanding to make such outstanding shares accrue a cumulative dividend and to automatically convert into shares of Common Stock of the Company upon the occurrence of certain specified events, defined as "Conversion Events." The conversion price will be $1.20 per share with respect to the shares of Preferred Stock currently outstanding, and will be the fair market value of the shares of Common Stock of the Company with respect to shares of Preferred Stock hereafter issued.

BACKGROUND

     In the past, the Company has been reliant upon the Majority Stockholders to finance working capital deficits, including the cost of development of the Company's web site, on terms favorable to the Company. From February 1997 through September 1998, the Trust made cash advances to the Company for working capital purposes, in sixteen (16) separate tranches, in an aggregate amount of $4,300,000. During such period, the Company sought working capital from external sources, directly and through investment banking and venture capital firms. However, adequate funds were not available to the Company on terms acceptable to the Company. Near the end of this period, in August 1998, the Company entered into a letter of intent with a privately-held company, pursuant to which the Company and such privately-held company would have combined, such privately-held company would have advanced working capital to the Company commencing upon signing a definitive agreement at the rate of $300,000 per month, and the Company would have had access to, among other things, certain capital available to such privately-held company as a result of the closing by it of a recent private placement of its preferred stock. Through such transaction, the Company would have become a subsidiary of such privately-held company, the stockholders of the Company would have received in exchange for all of the shares of the Company a minority interest in such privately-held company and the Preferred Stock of the Company would have been converted into preferred stock of such privately-held company convertible at the option of the holder into Common Stock at a conversion price of $1.20 per share and accruing a cumulative 8% dividend payable in cash or stock and entitling the holder to one vote per common stock equivalent. However, the execution of a definitive agreement with such privately-held company became protracted and, on September 30, 1998, the Trust advanced to the Company $200,000. On such date, the closing bid price of the Common Stock of the Company was $.66 per share. In October 1998, the Company formally terminated the letter of intent with such privately-held company.

     In return for such interest-free advances to the Company in an aggregate of $4,300,000, the Company has issued to the Trust an aggregate of 430,000 shares of Preferred Stock. Such Preferred Stock is entitled to non-cumulative dividends at a rate of 8% of the issue price of $10.00 per share, only when and if declared by the Company, and a liquidation preference of $10.00 per share. Such shares are redeemable at the option of the Company at a redemption price of $10.00 per share plus an amount equal to all declared but unpaid dividends, and entitle the holder to one (1) vote per share.

     In connection with the advance of $200,000 by the Trust made on September 30, 1998, the Company agreed, as a condition to receipt of such funds, that such advance and all prior working capital advances by the Trust, in the aggregate amount of $4,300,000, shall be substantially on the same economic terms as set through arms-length negotiation with such unrelated third party in the letter of intent in connection with the business combination then contemplated, automatically converting into 3,583,333 shares of Common Stock of the Company upon the occurrence of a Conversion Event. The cumulative dividend for such shares is 8% and the conversion rate for such shares is $1.20, which is the dividend rate and conversion price set forth in the letter of intent referred to above negotiated with such privately-held unrelated third party in connection with the business combination then contemplated. On September 28, 1998, the date of the last advance by the Trust and the date of the agreement by the Company, the closing bid price of the shares of Common Stock of the Company was $.66 per share.

     The Amendment was approved by the Board of Directors on September 30, 1998. The Amendment was also approved by the Written Consent of the Majority Stockholders, dated October 2, 1998, pursuant to Section 228 of the Delaware General Corporation Law (the "DGLC"). The DGLC requires approval of the Amendment by a simple majority of the shares of Common Stock issued and outstanding. The 56.6% of the Common Stock held by the Majority Stockholders constitutes the simple majority required to adopt the Amendment. Upon the occurrence of a Conversion Event, the shares of Preferred Stock will be automatically converted into 3,583,333 shares of Common Stock, representing 16.5% of the outstanding shares of Common Stock of the Company, plus an indeterminate number of additional shares evidencing the accrued dividend. After such conversion, the Majority Stockholders will own or have the right to vote an aggregate of 63.8% of the outstanding Common Stock of the Company (excluding shares issued in connection with the applicable Conversion Event or evidencing the accrued dividend).

THE AMENDMENT

     The Amendment makes the outstanding Preferred Stock automatically convertible into Common Stock upon the occurrence of a Conversion Event at a conversion price of $1.20 per share.

     The Amendment also gives the Board of Directors, on the Company's behalf, the authority to issue, in the future, Preferred Stock at a conversion price equal to the fair market value of the shares of Company stock at the time purchased. For such purposes, fair market value means the last reported sales price of the Common Stock on such date on the NASDAQ National Market System ("NASDAQ") or, if no shares of Common Stock are then quoted on NASDAQ, the average of the closing bid and the highest asked prices of the Common Stock on such date on NASDAQ, or, if no shares of Common Stock are then quoted on NASDAQ, the average of the highest bid and the lowest bid prices of the Common Stock on such dates as reported on the over-the-counter system. Each such issuance of Preferred Stock shall be a new series of Preferred Stock (Series A-1, Series A-2, Series A-3, etc.). The conversion price of the Preferred Stock will have standard anti-dilution protections in the event of stock splits, dividends, combinations, mergers and reorganizations, but not protection from issuances below the conversion price.

     "Conversion Event" means any of the following: (i) the merger, combination, reorganization or consolidation of the Company with or into another corporation with respect to which less than a majority of the outstanding voting power of the surviving, combined or consolidated corporation shall be held by stockholders of the Company immediately prior to such event, (ii) the sale, transfer or other disposition (including by exclusive license) of all or substantially all of the properties and assets of the Company and its subsidiaries, whether tangible or intangible, (iii) the purchase by a person, entity or group of persons or entities (other than any existing stockholder of the Company which shall beneficially own five percent (5%) or more of the combined voting power of the Company, or a profit sharing or other employee benefit plan) of securities of the Company such that such person or entity or group of person or entities shall as a result of such purchase or purchases beneficially own, directly or indirectly, securities of the Company representing more than forty percent (40%) of the combined voting power of the Company's then outstanding securities or have the right to designate a majority of the members of the Board of Directors of the Company, (iv) the closing of an underwritten public offering by the Company of shares of its Common Stock (which may be included within units) registered under the Securities Act of 1933, as amended, on Form S-1, S-3 or other appropriate form for the general registration of securities (other than in connection with the registration of securities issued under an employee benefit plan of the Company) and resulting in gross proceeds to the Company (before deducting underwriting discounts, commissions and expenses) of at least $10,000,000.

     The full text of the terms of the dividend and of the conversion is set forth as Exhibit A attached hereto.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

     Robert A. Jennings, Michel Bazinet and Ian Sutcliffe have a substantial interest in the matters effected by the Amendment as it allows the Preferred Stock of the Company owned by the Trust, of which they are beneficial owners by virtue of their interest in the Trust, to accrue a dividend payable in cash or stock and requires the conversion of such Preferred Stock into Common Stock of the Company. Also, upon the conversion of Preferred Stock into Common Stock, Robert A. Jennings, Michel Bazinet and Ian Sutcliffe will have increased voting power. This is because each share of outstanding Preferred Stock, purchased for $10.00, is entitled to one (1) vote, and each share of Common Stock also is entitled to one (1) vote. This means that the 430,000 shares of Preferred Stock, when converted at $1.20 per share, would be entitled to an aggregate of 3,583,333 votes.

         SECURITY OWNERSHIP FOR CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of October 1, 1998, based on information provided to the Company, by (i) each of the Company's directors, (ii) the Named Executive Officers and (iii) all executive officers and directors of the Company as a group.

     Name and Address                Amount and Nature of     Percent of
     of Beneficial Owner(1)          Beneficial Owner         Class
     ------------------------------  --------------------     ----------
     Robert A. Jennings              13,823,333 (2)           63.8
     33 Reid Street, 4th Floor
     Hamilton, HM 12
     Bermuda

     Michel Bazinet                  1,000,000                5.5
     343 Brookfield Street
     Mount-Royal
     Montreal, Quebec
     Canada H3P2A7

     Ian Sutcliffe                   290,000                  1.6
     16 Stonehedge Hollow
     Unionville, Ontario
     Canada L3R 3Y9

     The Mediconsult Trust           13,033,333               60.1
     51 Pitts Bay Road
     Pembroke HM 12
     Bermuda

     All Directors and Executive     15,113,333               69.7
     Officers of the Company as a
     group (4 persons)
     -------------
     (1) To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has "beneficial ownership" with respect to the shares set forth opposite such person's name. The information as to beneficial ownership is based on statements furnished to the Company by the beneficial owners. For purposes of computing the percentage of outstanding shares held by each person named above, pursuant to the rules of the Securities and Exchange Commission, any security that such person has the right to acquire within 60 days of the date of calculation is deemed to be outstanding, but is not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

     (2) Includes 9,450,000 shares owned beneficially by Mr. Jennings by virtue of his interest in the Trust, and 790,000 shares acquired by him under the 1996 Stock Option Plan. Includes 430,000 shares of Preferred Stock owned by the Trust as if converted into 3,583,333 shares of Common Stock.

                                  MANAGEMENT

DIRECTORS AND OFFICERS

     The directors and executive officers of the Company, their ages and positions held in the Company are as follows (reference to "Mediconsult Ltd." are to Mediconsult.com Limited, a wholly owned subsidiary of the Company):

          NAME         AGE   POSITIONS HELD AND TENURE
     ---------------   ---   ------------------------------------
     Robert Jennings   41    Chief Executive Officer and Director
     Ian Sutcliffe     46    President and Director
     Michel Bazinet    42    Medical Director
     Debora A. Falk    39    Vice President Client Services
     Bruce Styne       46    Vice-President Technology
     Michael Swanson   29    Vice-President Sales
     Bruce Tilden      45    Vice-President Administration
     Michael Treacy    42    Director
     John Buchanan     42    Director
     Barry Guld        42    Director

     There is no family relationship between any director or executive officer of the Company.

     The Company's nominating committee is Robert Jennings, Ian Sutcliffe and Michael Treacy. The Company's compensation committee is Robert Jennings, Ian Sutcliffe and Michael Treacy. The Company's audit committee is Robert Jennings, Ian Sutcliffe and John Buchanan.

     Set forth below are the names of all directors and executive officers of the Company, all positions and offices with the Company held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years:

     ROBERT A. JENNINGS - CHIEF EXECUTIVE OFFICER AND A DIRECTOR. Mr. Jennings has served as President, Chief Executive Officer and a Director of the Company since April 1996, and as Chief Executive Officer, a Director of Mediconsult Ltd. since its inception in April 1996. Mr. Jennings received a Bachelors Degree in Economics from the University of Western Ontario in 1979 and he received his degree as a chartered accountant in Canada in 1981. He was employed by PriceWaterhouseCoopers in Canada and England from May 1979 until September 1998, where he spent the last four years as a senior audit manager. From September 1988 until the present, Mr. Jennings has advised companies on general business matters.

     IAN SUTCLIFFE - PRESIDENT AND A DIRECTOR. Mr. Sutcliffe has served as President of the Company since July 1996. He has 17 years experience as a management consultant, primarily in the high-tech sector. Most recently he spent three years, from July 1993 to June 1996, re-engineering marketing and sales processes worldwide for IBM. Mr. Sutcliffe received a Bachelor of Commerce Degree from the University of British Columbia in 1980 and he received his Chartered Accountant Designation in 1982. He was employed by PriceWaterhouseCoopers in Canada and Europe from 1979 until 1985. He owned and operated his own firm, Sutcliffe & Associates, from 1985 until 1989, when he merged his firm with BDO Dunwoody. He left BDO Dunwoody in June 1993 to begin his consulting work with IBM.

     MICHEL BAZINET - MEDICAL DIRECTOR. Dr. Bazinet has served as the Medical Director since April 1996. He is a urologist specializing in uro-oncology. He completed his medical and specialty training at Sherbrooke (1979) and McGill
(1984) Universities in Canada, followed by a three-year fellowship in uro-oncology at the Memorial Sloan Kettering Cancer Center in New York. Dr. Bazinet has been practicing medicine at McGill University in Montreal since 1987. His responsibilities with the Company include the direction of the overall medical content of the Company's web site.

     DEBORA FALK - VICE-PRESIDENT CLIENT SERVICES. Ms. Falk has served as Vice President- Client Services since September 1996. During July and August 1996, she was a consultant to the Company. From 1985 until June 1996, she was employed by IBM Canada in a number of technical and marketing positions, with the most recent one being Canadian Market Management Process Manager. She received a Bachelor of Arts degree in Computer Science and Business from the University of Guelph in 1985.

     BRUCE STYNE - VICE-PRESIDENT TECHNOLOGY, Dr. Styne has served as Vice-President Technology since August 1998. Prior to joining the Company in 1998, Dr. Styne worked in management consultancy with a specialization in Internet Banking, security, and business-process re-engineering. Previous appointments have included IT Sales, large-scale ($150 million) project management and development. With the European Community, he played a major role in the rollout of telecommunications infrastructure within the EC states. Dr. Styne holds a BA, MA, and a Ph.D. in Computer Science and Telecommunications from Cambridge University.

     MICHAEL SWANSON - VICE-PRESIDNET SALES. Mr. Swanson has served as Vice-President Sales since June 1998. Prior to joining the Company Mr. Swanson had been a Principal of Treacy & Company and was involved in strategic consulting for health care industry clients. Before his position as a consultant Mr. Swanson was a principal in the launch and development of a company focused on healthy living through nutrition and diets, and has also worked in the business development group of a leading enterprise software company. Mr. Swanson received a Bachelor of Arts (Electrical Engineering) from Dartmouth College.

     BRUCE TILDEN - VICE-PRESIDENT ADMINISTRATION. Mr. Tilden has served as Vice President Administration since he joined the Company in June 1998. From April 1996 to June 1998 he was Vice President and General Manager of Hepworth & Company, a leading customer satisfaction measurement and contact management consultancy. From June 1997 to January 1996 he was Vice President Corporate & Business Development, Tilden Car Rental. He received a Master of Business Administration degree from the University of Western Ontario in 1977.

     MICHAEL TREACY - DIRECTOR. Mr. Treacy is the Managing Director of Treacy & Company and leads that firm's business and practice development. He was a professor of management science at the MIT Sloan School of Management. Mr. Treacy earned his B.Sc. from the University of Toronto and his Ph.D. from the MIT Sloan School of Management.

     JOHN BUCHANAN - DIRECTOR. Mr. Buchanan is President & CEO of Retek Information Systems Inc. ("Retek"), a wholly owned subsidiary of HNC Software Inc. Retek develops, markets and supports predictive software solutions to the enterprise software industry. Mr. Buchanan holds a Bachelor of Commerce degree from the University of Otago, New Zealand and is a New Zealand Certified Public Accountant.

     BARRY GULD - DIRECTOR. Mr. Guld is a Pharmacy Systems Advisor to National Data Corp. ("NDC"), a Director of Client Technology Inc., a Director of Mood Sciences Inc, and a Director of Velocity Computer Solutions. Mr. Guld co-founded and was President of Zadall Systems Group ("Zadall") in 1980 and built it into a leading North American vendor of pharmacy healthcare software and systems. Zadall was sold to NDC in 1994. Mr. Guld has previously held positions with IBM and has a depth of experience in the development of software and systems companies. Mr. Guld graduated from the University of Manitoba with a Bachelor of Commerce degree.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding the executive compensation for the Company's President and each other executive officer whose total annual salary and bonus exceeded $100,000 for the years ended December 31, 1995, December 31, 1996, and December 31, 1997.

Name and         Year  Salary   Bonus  Other Annual  Restricted  Securities  LTIP  All
Principal              ($)      ($)    Compensation  Stock       Underlying  Pay-  Other
Position                               ($)           Awards      Options/    outs  Comp.
                                                                 SARs (#)    ($)
Robert           1997  0        0      0             0           0           0     0
Jennings,        1996  55,000   0      0             0           790,000     0     0
CEO              1995  0        0      0             0           0           0     0

Michel Bazinet,  1997  70,000   0      0             0           0           0     0
Medical          1996  150,000  0      0             0           250,000     0     0
Director         1995  0        0      0             0           0           0     0

Ian Sutcliffe,   1997  240,000  0      0             0           0           0     0
President        1996  120,000  0      0             0           290,000     0     0
                 1995  0        0      0             0           0           0     0

Debora Falk,     1997  100,080  0      0             0           0           0     0
Vice-President   1996  33,400   0      0             0           0           0     0
Client services  1995  0        0      0             0           0           0     0

DIRECTOR COMPENSATION

     Directors of the Company do not receive any fees for their services in such capacity. However, each director is reimbursed for all reasonable and necessary costs and expenses incurred as a result of being a director of the Company. In May 1998, the Company entered into a services agreement with Treacy & Company under which the Company received various services and issued 2,000,000 options to acquire shares of the Company at no cost. The Options were to vest under certain performance conditions, all of which were met on October 1, 1998.

STOCK OPTION PLAN

     In April 1996, the Company's Board of Directors adopted the Company's 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan was approved by the Company's shareholders during May 1996. The 1996 Plan allows the Board to grant stock options from time to time to employees, officers and directors of the Company and consultants to the Company. The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. However, Incentive Stock Options will only be granted to persons who are employees of the Company. Vesting provisions are determined by the Board at the time options are granted. As originally adopted, the total number of shares of Common Stock subject to options under the 1996 Plan was not to exceed 1,500,000, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions. On December 31, 1997, the Board voted to increase the plan to 2,000,000 shares, subject to shareholder approval, which approval has been obtained.

     The Board of Directors may amend the 1996 Plan at any time, provided that the Board may not amend the 1996 Plan to materially increase the number of shares available under the 1996 Plan, materially increase the benefits accruing to participants under the 1996 Plan, or materially change the eligible class of employees without shareholder approval.

     There have been a total of 1,925,000 options granted under the 1996 Plan, of which 1,380,000 have been exercised as of October 1, 1998. There were 605,000 options outstanding as of October 1, 1998.

              OPTION/SAR GRANTS IN THE YEAR ENDED DECEMBER 31, 1997

     The following tables set forth certain information with respect to stock options granted to and exercised by the Named Executive Officers during the fiscal year ended December 31, 1997.

Name              Number of      % of Total     Exercise or   Expiration
                  Securities     Options/SARs   Base Price    Date
                  Underlying     Granted to
                  Options/SARs   Employees in
                  Granted (#)    Fiscal Year

Robert Jennings   0
Michel Bazinet    0
Ian Sutcliffe     0
Debora Falk       48,000         19.0%          $1.05         December 31, 1999

       AGGREGATED OPTION/SAR EXERCISES IN THE YEAR ENDED DECEMBER 31, 1997
             AND THE YEAR ENDED DECEMBER 31, 1997 OPTION/SAR VALUES

Name              Shares Acquired   Value      Number of       Value of
                  on Exercise (#)   Realized   Securities      Unexercised
                                               Underlying      In-the-Money
                                               Unexercised     Options/SARs at
                                               Options/SARs    FY-End ($)
                                               at FY-end (#)

                                               Exercisable/    Exercisable/
                                               Unexercisable   Unexercisable

Robert Jennings   0                 0          790,000/0       809,750/0
Michel Bazinet    0                 0          0/0             0/0
Ian Sutcliffe     0                 0          0/0             0/0
Debora Falk       0                 0          144,000/0       96,000/0
--------------------------------------------------------------------------------

December 31, 1998

                                                                  Exhibit A

     Set forth below is the new paragraph 1 of the Certificate:


         1. Dividend Provisions. Each issued and outstanding share of Preferred Stock shall entitle the holder of record thereof to receive out of funds legally available therefor, when and as declared by the Board of Directors, dividends at the rate of eight percent (8%) of the liquidation preference of Ten Dollars ($10.00) per annum, which shall be payable semi-annually on the 30th day of June and the 31st day of December in each calendar year, and which shall be declared and set apart or paid before dividends of any kind may be declared upon the common shares and before distributions of any kind may be made upon the issued and outstanding common shares. The right as aforesaid to semi-annual dividends upon the issued and outstanding Preferred Stock shall be cumulative and shall be deemed to accrue, whether dividends are earned or whether there be funds legally available therefor, or whether said dividends shall have been declared by the Board of Directors. Whenever full dividends upon the issued and outstanding shares of Preferred Stock as aforesaid for all past semi-annual dividend periods shall have been paid, without interest, and whenever full dividends upon the issued and outstanding shares of Preferred Stock as aforesaid for the then current semi-annual dividend period shall have been declared and either paid or a sum sufficient for the payment therof set aside in full, without interest, the Board of Directors may declare, set aside or pay additional cash dividends, and/or may make share distributions of the authorized but unissued shares of the Corporation and/or of its treasury common shares, if any. All dividends payable on or in respect of the Preferred Stock shall be payable in shares of Preferred Stock of the Corporation. No later than the time immediately prior to the occurrence of a Conversion Event (defined below), the Corporation shall issue and deliver or, failing such actual issuance and delivery, shall be deemed to have issued and delivered, to each holder of record of Preferred Stock that number of fully paid and non-assessable shares of Preferred Stock as shall be equal to the aggregate amount payable in respect of each semi-annual dividend payment not theretofore paid, divided by the Original Issue Price (defined below). The Conversion Price (defined below) of such shares of Preferred Stock issued in respect of dividends shall be the same as the Conversion Price of the shares of Preferred Stock then outstanding. Upon the occurrence of a Conversion Event, all such shares of Preferred Stock accrued as a dividend shall convert into Common Stock, whether or not formally issued or whether earned or whether said dividends shall have been declared, on the same basis as the Preferred Stock theretofore outstanding.

     Set forth below is the new paragraph 3 of the Certificate:


         3. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                           (a) Automatic Conversion. Each share of Preferred
Stock shall automatically be converted into the number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price of such series by the Conversion Price in effect for such series at the time of conversion, without any action by the holder of such shares and whether or not a certificate representing such shares is surrendered to the Corporation or its transfer agent, upon the occurrence of a Conversion Event (as defined below). The number of shares of Common Stock into which each share of Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" for such series. The initial Conversion Price per share for shares of Preferred Stock shall be $1.20 and the Original Issue Price for the Preferred Stock shall be $10.00 per share; provided, however, that the Conversion Price for the Preferred Stock of any series shall be subject to adjustment as set forth in subsection (c) of this Section 3. "Conversion Event" means any of the following: (1) the merger, combination, reorganization or consolidation of the Corporation with or into another corporation with respect to which less than a majority outstanding voting power of surviving, combined or consolidated corporation shall be held by stockholders of the Corporation immediately prior to such event, (ii) the sale, transfer or other disposition (including by exclusive license) of all or substantially all of the properties and assets of the Corporation which shall beneficially own five percent (5%) or more of the combined voting power of the Corporation, or a profit sharing or other employee benefit plan) of securities of the Corporation such that such person or entity or group of persons or entities shall as a result of such purchase or purchases beneficially own, directly or indirectly securities of the Corporation representing more than forty percent (40%) of the combined voting power of the Corporation's then outstanding securities or have the right to designate a majority of the members of the Board of Directors of the Corporation, (iv) the closing of an underwritten public offering by the Corporation of shares of its Common Stock (which may be included within units) registered under the Securities Act of 1933, as amended, on Form S-1, S-3 or other appropriate form for the general registraiton of securities (other than in connection with the registration of securities issues under an employee benefit plan of the Corporation) and resulting in gross proceeds to the Corporation (before deducting underwiting discounts, commissions and expenses) of at least $10,000,000.

                           (b) Mechanics of Conversion. Upon the conversion of
the Prefered Stock pursuant to subsection (a) above, all certificates evidencing the shares of Preferred Stock pursuant to subsection (a) above, all certificates evidencing the shares of Preferred Stock which are converted in accordance with the provision thereof shall, from and after the date such shares are so converted, be deemed to have been retired and canceled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, regardless of whether the holder or holders shall have surrended such certificates on or prior to such date. The Corporation shall, as soon as practicable thereafter, issue and deliver at

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

such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Common. Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the date of the Conversion Event. If the conversion is in connection with an offering of securities registered pursuant to the Securities Act of 1933, as amended the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                           (c) Conversion Price Adjustments of Preferred Stock.
The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as set forth below.

                               (i) In the event the Corporation should at any
time or from time to time after the issuance of a series of Preferred Stock fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), each holder of the Preferred Stock shall thereafter be entitled upon the conversion of each share thereof held by such holder to receive for each share the number of such Common Stock Equivalents which such holder would have owned or have been entitled to receive after the happening of that one of the events described above which shall have happened had such Preferred Stock been converted immediately prior to the happening of such event, the adjustment to become effective immediately after the opening of business on (x) the day next following the record date for determination of holders of Common Stock entitled to receive such dividend or (y) the day upon which such split or subdivision shall become effective.

                               (ii) If the number of shares of Common Stock
outstanding at any time after is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares, so that the holder of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities which such holder would have owned after the happening of combination described above if such shares of Preferred Stock had been converted immediately prior to the happening of such combination on the day upon which such combination become effective.

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

                           (d) Other Distributions. In the event the
Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights, then, in each such case for the purpose of this subsection 3(d), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                           (e) Mergers, etc. In case the Corporation shall
effect a reorganization, shall merge with or consolidate into another corporation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business and, pursuant to the terms of such reorganization, merger, consolidation or disposition of assets, shares of stock or other securities, property or assets of the Corporation, successor or transferee or an affiliate thereof or cash are to be received by or distributed to the holders of Common Stock, then each holder of Preferred Stock shall be given a written notice from the Corporation informing each holder of Preferred Stock of the terms of such reorganization, merger, consolidation, or disposition of assets and of the record date thereof for any distribution pursuant thereto, at least ten days in advance of such record date, and each holder of Preferred Stock shall have, in addition to the rights provided for, the right thereafter to receive, at the holder's election, either
(A) upon conversion of such Preferred Stock, the kind and amount of shares of stock or other securities, property or assets of the Corporation, successor or transferee or affiliate thereof or cash receivable upon or as a result of such reorganization, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock equal to the number of shares of Preferred Stock as may be converted divided by the Conversion Price in effect for such series immediately prior to such event, or (B) the securities into which such shares of Preferred Stock are converted into, upon, or as a result of such reorganization, merger, consolidation, or disposition of assets. The provisions of this subsection (e) shall similarly apply to successive reorganizations, mergers, consolidations or dispositions of assets.

                           (f) Recapitalizations. If at any time or from time
to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3), provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion) shall be applicable after that event as nearly equivalent as may be practicable.

                           (g) Certain Tenders and Exchanges. If a purchase,
tender or exchange offering is made to and accepted by the holders or more than 50% of the outstanding shares of Common Stock, the

Corporation shall not effect any consolidation, merger or sale with the person having made such offer or with any affiliate of such person, unless prior to the consummation thereof each holder of shares of Preferred Stock shall have been given not less than fifteen days to elect to receive, upon conversion of the shares of Preferred Stock then held by such holder, either the stock, securities, cash or assets then issuable with respect to the Common Stock in accordance with such offer, or the equivalent thereof.

                           (h) Other State of Facts. If a state of facts shall
occur which, without being specifically controlled by the provisions of this
Section 3, would not fairly protect the conversion rights of the Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Corporation shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

                           (i) No Impairment. The Corporation will not, by
amendment of its certificate of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                           (j) No Fractional Shares and Certificate as to
Adjustments. (i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                               (ii) Upon the occurrence of each adjustment or
readjustment of the Conversion Price of Preferred Stock pursuant to this
Section 3, the Corporation, at its expense, shall promptly cause the Corporation's regularly retained auditor to compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment (B) the Conversion Price for the Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

                           (k) Notices of Record Date. In the event of any
taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution-or right, and the amount and character of such dividend, distribution or right.

                           (l) Reservation of Stock Issuable Upon Conversion.
The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions.

                           (m) Notices. Any notice required by the provisions
of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given on the date it is sent if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

                           (n) Taxes. The Corporation shall pay all
documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Preferred Stock in respect of which such shares are being issued.

                           (o) Status of Converted Stock. In the event any
shares of Preferred Stock shall be converted pursuant to this Section 3, the shares so converted shall be canceled and shall not be issuable by the Corporation, and all accrued and unpaid dividends (whether or not declared) with respect to such converted shares shall be canceled. The certificate of incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation's authorized capital stock.


                                    5